Exhibit 23.3

The Chairman

Novogen Limited

Level 1, 16-20 Edgeworth David Avenue

Hornsby, New South Wales 2077

Australia

17 March 2015

Dear Sir,

Consent of Addisons to be named in Registration Statement

Reference is made to the F-3 Registration Statement prepared by Novogen Limited (ACN 063 259 754) (Company) in relation to a proposed issue of ordinary shares and which is proposed to be lodged with the Securities and Exchange Commission on or about March 17, 2015 (Registration Statement).

Addisons has been provided with a final draft of the Registration Statement on March 17, 2014 (Final Draft).

Addisons consents to being named and referred to in its capacity as one of the Australian legal counsel to the Company in the form and context in which it is named in the Final Draft.

In all other respects, Addisons:

1.	to the maximum extent permitted by law, expressly disclaims and takes no liability for any part of the Registration Statement.

2.	has not authorised or caused the issue of the Registration Statement or any part of the Registration Statement.

By signing this consent, I confirm that I am authorised to give this consent on behalf of Addisons.

Yours faithfully

/s/ Michael Ryan
Michael Ryan | Partner
ADDISONS

Michael.ryan@addisonslawyers.com.au

ABN 55 365 334 124

Level 12, 60 Carrington Street Sydney NSW 2000	GPO Box 1433 Sydney NSW 2001	DX 262 Sydney	Telephone +61 2 8915 1000 Facsimile +61 2 8916 2000	mail@addisonslawyers.com.au addisonslawyers.com.au

Liabiliy limited by a scheme approved under Professional Standards Legislation